Exhibit 99.1

Veritone Reports First Quarter 2017 Financial Results

COSTA MESA, CA – June 20, 2017 – Veritone, Inc. (NASDAQ: VERI), a leading provider of cloud-based artificial intelligence (AI) analytics and cognitive solutions, today reported results for the first quarter ended March 31, 2017.

First Quarter 2017 Key Performance Indicators (KPI’s)

Veritone Artificial Intelligence Platform

•	25 customers on the platform at the end of the quarter, compared with four at the prior year quarter-end, an increase of 525%

•	57 total accounts on the platform at the end of the quarter, compared with four at the prior year quarter-end

•	48 third-party active cognitive engines on the platform at the end of the quarter, compared with 11 at the prior year quarter-end, an increase of 336%

•	367,000 total hours of video and audio files ingested and processed during the quarter, compared with 190,000 in the prior year period, an increase of 93%

•	$1.9 million in total contract value (TCV) of new bookings received during the quarter, compared with $156,000 in the prior year period

•	$111,000 in monthly recurring revenue under agreements in effect at the end of the quarter, compared with $14,000 at the prior year quarter-end, an increase of 690%

Media Agency Business

•	Added eight net new customers under master service agreements during the quarter, compared with four net new customers in the prior year period

•	39 active customers at the end of the quarter, compared with 30 at the prior year quarter-end, an increase of 30%

•	Average media spend per customer was $670,000 during the quarter, compared with $602,000 in the prior year period, an increase of 11%

First Quarter 2017 Operational Highlights

•	Signed a license agreement with CBS Radio to provide near real-time ad and content tracking, comprehensive analytics, faster content extension, and smart media management for the market-leading broadcaster’s 117 stations and their thousands of advertisers

•	Signed a license agreement with a major financial news television network

•	Integrated the Veritone Platform with kCura’s industry-leading Relativity e-discovery software platform, enabling large volumes of evidentiary audio and video to be processed, transformed, and analyzed by the thousands of Relativity users worldwide to enhance their e-discovery and compliance efforts

•	Signed eight reseller agreements with leading e-discovery service providers to resell licenses to the Veritone platform to Relativity users, bringing the total number of reseller agreements in this market to 15 at the end of the quarter, including Navigant Consulting, DTI, BIA and Discovia

•	Signed a non-binding memorandum of understanding with The Safariland Group, a leading provider of body-worn cameras, accessories and software, regarding the parties’ intent to enter into an agreement to integrate the Company’s AI technology with Safariland’s VIEVU product offerings, which are currently used by thousands of law enforcement agencies in 17 countries, to extract, process and analyze crucial data from police body-worn camera footage

•	Awarded the 2017 Gold Award in the “Cloud-Based Platforms” category from the internationally renowned Edison Awards™

Management Commentary and Outlook

“Our operational and financial performance in the first quarter was very strong,” said Chad Steelberg, Chief Executive Officer of Veritone. “During the quarter, we continued to grow and expand our AI platform business, which remains guided by our principal mission: to enable the machines that drive our digital universe to utilize cognition, the ability to perceive our world more like humans do. The development of our AI platform was most clearly demonstrated through the continued progress we saw in all of the key performance indicators we measure, most notably in the 36 new accounts we added and the seven new cognitive engines we integrated. Our progress was also highlighted by several major wins with significant companies like CBS Radio and by our recent strategic technology partnership with Quantum, which will enable them to redefine the marketplace with an intelligent storage solution.

“Our business model has been and will continue to be centered around bringing the power of cognitive computing to the broad range of industries and applications that AI has the power to transform. What I love most about Veritone is that our revenue and, ultimately, our long-term business value, are directly correlated with the value that our customers derive from our platform. Specifically, the amount content our customers process on our platform, the breadth and performance of the cognitive engines we offer, and the variety of applications serving our end users are the primary drivers of customer value.

“Along those lines, as we continue to grow our Company and AI platform, we think it will be beneficial to provide relevant goalposts to track our success. We expect to end the year with approximately 425 accounts and approximately 80 active third-party cognitive engines on the platform, and to have ingested and processed approximately three million total hours of video and audio files during the year. As these numbers increase over time, our platform will provide more value to our customers, and we expect that we will generate greater revenue and create higher long-term value for our stockholders.”

First Quarter 2017 Financial Results

Net revenues in the first quarter of 2017 increased 50% to $3.1 million from $2.1 million in the same period in 2016. The increase in net revenues was due primarily to an increase in media agency revenues of $864,000, or 43%, as well as an increase of $168,000, or 410%, in SaaS licensing revenues from the Company’s artificial intelligence platform.

Gross profit in the first quarter of 2017 increased 66% to $2.9 million (93.7% of net revenues) from $1.8 million (84.6% of net revenues) in the same period in 2016. The increase in both gross profit and gross margin was due primarily to the operating leverage provided by the Company’s higher net revenue level, as well as to lower transcription costs per hour, which were due, in part, to the higher volumes of data being processed.

Total operating expenses in the first quarter of 2017 increased 68% to $9.5 million from $5.7 million in the same period last year. The increase in operating expenses was due primarily to higher investments in software development, engineering, sales and marketing as the Company continues to enhance its AI platform, including developing new products and functionality.

Net loss attributable to common stockholders totaled $6.9 million, or $3.09 per share (based on 2.2 million shares outstanding), compared with a net loss attributable to common stockholders of $4.8 million, or $3.86 per share (based on 1.2 million shares outstanding), in the same period in 2016.

As of March 31, 2017, the Company had cash and cash equivalents of $8.8 million. On a pro forma basis, after giving effect to the sale of shares in the Company’s initial public offering (IPO) and the net proceeds of approximately $32.6 million received therefrom, the additional investment of $29.3 million by Acacia Research Corporation in connection with the IPO, the funding of $6.0 million under the Company’s Bridge Loan in April 2017 and May 2017 and the conversion of the Company’s preferred stock and $28.0 million of convertible debt upon the closing of the IPO, the Company had $76.7 million in cash and cash equivalents, no long-term debt, and 13.9 million shares of common stock outstanding.

Conference Call

Veritone will hold a conference call today, June 20, 2017 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and provide an update on business conditions. Veritone management will host the presentation, followed by a question and answer period. The call will be open to all interested parties through a live audio web broadcast via the Internet at www.veritone.com/investors. The call will also be available by dialing 866-393-8573 within the U.S. and Canada or 409-350-3155 from abroad.

Please call the conference telephone number 5-10 minutes prior to the start time and reference the conference ID 38303668. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

The webcast will be archived in the Veritone investor relations website and a telephonic playback of the conference call will also be available through June 27, 2017, by dialing the following numbers:

Toll-free replay number: 855-859-2056

International replay number: 404-537-3406

Replay ID: 38303668

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the Company’s expected business model, the expected future value provided to the Company’s customers by the Veritone Platform and the expected resulting growth in revenue and stockholder value, the expected number of accounts on the Veritone platform as of the end of 2017, the expected number of active third-party cognitive engines on the platform as of the end of 2017, and the total hours of video and audio files expected to be ingested and processed on the platform in 2017. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things, the development of the market for cognitive analytics solutions; Veritone’s ability to expand its AI platform business and the usage of its platform by its customers; the ability of third parties to develop and provide additional high quality, relevant cognitive engines and the cost of such engines; the Company’s ability to successfully identify and integrate such additional third-party cognitive engines onto the Veritone platform, and to continue to be able to access and utilize such engines; technical challenges the Company may face in standardizing its APIs to facilitate and expedite such integration; the Company’s ability to continue to develop and add additional capabilities and features to its AI platform; the Company’s ability to expand its sales and marketing team and to achieve broad recognition of and customer acceptance for its AI platform; as well as the impact of future economic, competitive and market conditions, particularly those related to its strategic end markets; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Veritone. Certain of these judgments and risks are discussed in more detail in Veritone’s Registration Statement on Form S-1 and in the periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Veritone or any other person that Veritone’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s belief’s estimates and predictions as of the date hereof, and Veritone undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

About Veritone

Veritone, Inc. (NASDAQ: VERI) is a leading artificial intelligence company that has developed the Veritone Platform, which unlocks the power of AI-based cognitive computing to transform and analyze unstructured public and private audio and video data for clients in the media, politics, legal and law enforcement industries. The open platform integrates an ecosystem of best-of-breed cognitive engines and powerful applications, which are orchestrated together to reveal valuable, multivariate insights from users’ data. To learn more about Veritone, please visit Veritone.com.

Company Contact:

Pete Collins, CFO

Veritone, Inc.

(888) 507-1737 x202

pcollins@veritone.com

Investor Relations Contact:

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com

VERITONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share and share data)

(Unaudited)

	As of
	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$8,782	$12,078
Accounts receivable, net of allowance for doubtful accounts of $67 and $0, respectively	7,682	4,834
Expenditures billable to clients	4,868	3,384
Prepaid expenses and other current assets	3,182	1,071

Total current assets	24,514	21,367
Property, equipment and improvements, net	57	68
Capitalized software, net	273	321
Other assets	1,500	592

Total assets	$26,344	$22,348

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$17,093	$12,321
Accrued liabilities	9,074	9,837
Customer advances	5,853	1,841
Convertible notes payable, net of discounts of $7,264 and $6,898, respectively	15,323	13,388
Warrant liability	3,996	7,114

Total current liabilities	51,339	44,501
Other liabilities	22	22

Total liabilities	51,361	44,523

Commitments and contingencies
Redeemable convertible preferred stock:
Series B Preferred Stock, par value $0.001 per share; 3,092,781 shares authorized, issued and outstanding (aggregate liquidation preference of $18,487 and $18,138 at March 31, 2017 and December 31, 2016, respectively)	18,102	17,897
Series A Preferred Stock, par value $0.001 per share; 5,666,667 shares authorized; 3,914,697 shares issued and outstanding (aggregate liquidation preference of $8,514 and $8,353 at March 31, 2017 and December 31, 2016, respectively)	5,767	5,453

Total redeemable convertible preferred stock	23,869	23,350

Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 38,500,000 shares authorized; 2,779,803 and 2,620,803 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	4	4
Additional paid-in capital	3,266	(293)
Accumulated deficit	(52,156)	(45,236)

Total stockholders’ equity (deficit)	(48,886)	(45,525)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$26,344	$22,348

VERITONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share and share data)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net revenues	$3,108	$2,076
Cost of revenues	196	320

Gross profit	2,912	1,756

Operating expenses:
Selling and marketing	2,599	1,646
Research and development	3,264	1,530
General and administrative	3,680	2,510

Total operating expenses	9,543	5,686

Loss from operations	(6,631)	(3,930)
Other income (expense), net	786	(31)

Loss before provision for income taxes	(5,845)	(3,961)
Provision for income taxes	2	2

Net loss	(5,847)	(3,963)
Accretion of redeemable convertible preferred stock	(1,073)	(794)

Net loss attributable to common stock	$(6,920)	$(4,757)

Net loss per share attributable to common stockholders:
Basic and diluted	$(3.09)	$(3.86)

Weighted average shares outstanding attributable to common stockholders:
Basic and diluted	2,239,392	1,231,225